FOR IMMEDIATE RELEASE

December 13, 2013

WASHINGTONFIRST BANKSHARES, INC. ELECTS JON MILTON PETERSON TO ITS BOARD OF DIRECTORS

Reston, VA., December 13, 2013 -- WashingtonFirst Bankshares, Inc. (NASDAQ: WFBI) the holding company of WashingtonFirst Bank, announced today the election of Jon Milton Peterson, Senior Vice President of The Peterson Companies, to its board of directors on December 9, 2013. “We are very excited to have an outstanding individual join our board,” said President and CEO Shaza L. Andersen. “Jon has deep and enduring ties to the region and is an active and effective participant in the local business and charitable communities. His leadership in the community development industry will be a pivotal addition to the Board as we continue to expand our reach in the area,” said Andersen.

Mr. Peterson has worked in the family’s real estate development business since 1986. As Senior Vice President of Commercial and Business Development, Peterson has direct involvement with all aspects of the community development industry, including approximately 2.25 million square feet of commercial office product in the Washington Metropolitan area. Further, Mr. Peterson is a member of a variety of professional memberships including: Northern Virginia Chapter of the National Association of Industrial and Office Properties, Virginia Association for Commercial Real Estate, Greater Washington Board of Trade, and INOVA Health Systems to name a few. In addition, Peterson plays an active role in Joe Gibb’s Youth for Tomorrow, serving on the Board of Trustees.

Mr. Peterson was elected at the regular meeting of the board on December 9, 2013 and will serve on the Executive Loan Committee. “The Board of Directors of WashingtonFirst is committed to our future as a community-oriented bank that provides competitive financial services to local businesses and consumers,” said Chairman of the Board Joseph S. Bracewell. “Jon’s reputation is unmatched and we couldn’t be more thrilled to have him join our organization.”

About The Company

WashingtonFirst Bankshares, Inc. is headquartered in Reston, Virginia and is the holding company for WashingtonFirst Bank, which commenced operations in 2004. WashingtonFirst Bank, which focuses on providing quality, tailored services to its customers, conducts a full service commercial banking operation through 15 offices, with nine located in Northern Virginia, three in Maryland, and three in the District of Columbia.

For more information about WFBI, please visit: www.wfbi.com.

For additional information or questions, please contact:

Shaza L. Andersen, President & Chief Executive Officer
11921 Freedom Drive, Suite #250
703.840.2410
Reston, VA 20190
www.wfbi.com